SUBLEASE AGREEMENT

THIS LEASE AGREEMENT hereinafter “AGREEMENT”) entered into as of this 7th day of August, 2008 by and between The Lost Creek Land and Mineral Company having an office at 225 Franklin Avenue, Midland Park, NJ 07432, hereinafter referred to as SUBLESSOR; and, Terra Energy Resources, Inc., having an office located at 60 Knolls Crescent, Suite 9M, Bronx, NY 10463, hereinafter referred to as SUBLESSEE.

WHEREAS, SUBLESSOR has acquired the right to mine and remove all merchantable coal on a tract of property described below by virtue of a Lease Agreement executed on August 14, 2007, and recorded in the County of Leslie Kentucky on August 15, 2007 in Book 71 at Page 601 (hereinafter referred to as the “LEASE’); and

WHEREAS, SUBLESSEE wishes to enter into this AGREEMENT for the right to mine and remove the merchantable coal contained in the Hazard 10 coal seam on said property.

NOW THEREFORE, for the consideration of the sum of Ten Dollars ($10.00) cash in hand paid, receipt of which is hereby acknowledged and in further consideration of the observance by SUBLESSEE of the following covenants, conditions and terms each of which is deemed “of the essence”, SUBLESSOR hereby lease and let unto SUBLESSEE the right to mine and remove aforesaid coal from the Hazard 10 seam on the following described property located in or around the Sizemore Branch, Leslie County, Kentucky.

BOUNDRY DESCRIPTION

Being tract 3, 4 & 5 of 150 Acres more or less in Sizemore Branch, off Big Valley Road in the Hyden West Quadrangle, KY recorded in Deed book 74 page(s) 159 at the Leslie County, Kentucky Recorders office.

TERMS AND CONDITIONS

1.  Each and every provision of the LEASE shall be honored and no actions shall be taken which will produce any breach of that LEASE.

2.  The term of this AGREEMENT is for a period of Five (5) years from the date herein above first written. In the event that SUBLESSEE is mining and removing said coal from said seam at the end of the 5th year, SUBLESSEE may have an additional Five year term if requested in writing thirty (30) days prior to the end of the original five year term.  SUBLESSEE shall have the right to renew this AGREEMENT every five years as long as SUBLESSEE continues to mine merchantable coal.

3.  SUBLESSEE agrees to hire SUBLESSOR to mine the coal subleased to SUBLESSEE pursuant to this AGREEMENT and to pay SUBLESSOR the sum of twenty dollars ($20.00) per ton of coal sold for mining said coal.

ROYALTY

SUBLESSOR agrees to pay the 8% royalty due under the LEASE as well as $5.00 per ton of clean coal mined to the SUBLESSOR.

PAYMENT SCHEDULE

SUBLESSEE agrees to pay all of the above payments within 25 days of when it receives payment from any party that it sells the coal to. SUBLESSEE shall make such payments to Roger Fidler, 225 Franklin Avenue, Midland Park, NJ 07432.  SUBLESSOR shall be entitled to deduct the royalties due to it and under the LEASE from any funds received by it for the coal mined hereunder and remit the balance after payment of all royalties to SUBLESSE at the address written above.

COVENANTS OF SUBLESSEE

1.  SUBLESSEE agrees to pay $50,000.00 as an initial nonrefundable royalty upon execution of this AGREEMENT recoupable as against the $5.00 per ton royalty due to SUBLESSOR from SUBLESSEE.

2.  SUBLESSEE covenants and represents that it has full authority to enter into this AGREEMENT and that in doing so SUBLESSEE does not violate any federal, state or other statute, regulation or ordinance nor does it violate any contractual or corporate obligations or limitations in any manner whatsoever.

NOTICE:

TO SUBLESSOR:

Roger L. Fidler, President

The Lost Creek Land and Mineral Company

225 Franklin Avenue, Suite III

Midland Park, NJ 07432

(201) 670-0881

(201) 670-0888 (Fax)

rfidler0099@aol.com

TO SUBLESSEE:

Thomas P. Monahan, President

Terra Energy Resources, Ltd.

60 Knolls Crescent, Suite 9M

Bronx, NY 10463

(973) 768-4181

tommonahan@earthlink.net

BINDING AGREEMENT:  This AGREEMENT is binding upon the both parties hereto and their successors in interest, and may be modified only by a further express agreement in writing executed by both parties.

IN WITNESS WHEREOF the Presidents of the Parties, being duly authorized by their respective Boards of Directors, have hereunder executed this AGREEMENT on this 7th day of August, 2008.

THE LOST CREEK LAND AND MINERAL COMPANY, SUBLESSOR

BY: __s/Roger L. Fidler________

Roger L. Fidler

President

TERRA ENERGY RESOURCES, LTD.

BY: __s/Thomas P. Monahan____

Thomas P. Monahan

President

Before me, Roger L. Fidler, President of The Lost Creek Land and Mineral Company, personally know to me, did appear, swear and aver as to the above on this 7th day of August, 2008.

___s/Jonathan Guirales________

Notary Public, State of New Jersey

Commission Expires Dec. 27, 2012

Before me, Thomas P.  Monahan, President of Terra Energy Resources, Ltd., personally know to me, did appear, swear and aver as to the above on this 7th day of August, 2008.

__s/Jonathan Guirales_________

Notary Public, State of New Jersey

Commission Expires Dec. 27, 2012

This Agreement was prepared by the Lost Creek Land and Mineral Company.

_s/Roger L. Fidler_____________

Roger L. Fidler

President